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EXHIBIT 23.01


                              CONSENT OF KPMG LLP,
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors and Stockholders
Ocular Sciences, Inc.:


We consent to the incorporation by reference in the registration statement (No. 333-32999) on Form S-8 of Ocular Sciences, Inc. of our reports dated February 5, 2002, with respect to the consolidated balance sheets of Ocular Sciences, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and the related schedule, which reports appear in the December 31, 2001 annual report on Form 10-K of Ocular Sciences, Inc.


                                              KPMG LLP


San Francisco, California
March 29, 2002